EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
JH Designs, Inc.
(A development stage company):

We hereby consent to the use in the Post-Effective Amendment No 1. to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 12, 2013, relating to the consolidated balance sheets of JH Designs, Inc.  (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years then ended, for the period from February 19, 2009 (inception) through December 31, 2012, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
June 28, 2013